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                                   AIM FUNDS
                          A I M MANAGEMENT GROUP INC.
                                CODE OF ETHICS

                       (ORIGINALLY ADOPTED MAY 1, 1981)

                     (AMENDED EFFECTIVE FEBRUARY 16, 2006)

A I M Management Group Inc., A I M Advisors, Inc., A I M Capital Management, Inc., AIM Private Asset Management, Inc. ("APAM"), A I M Distributors, Inc., Fund Management Company and all of their wholly owned and indirect subsidiaries (together, "AIM") have a fiduciary relationship with respect to each portfolio under management. The interests of Clients and of the shareholders of AIM's investment company Clients take precedence over the personal interests of Covered Persons (defined below). Capitalized terms used herein are defined at the end of this document.

This Code of Ethics ("the Code") applies to all:

    .  Employees of AIM;

    . Employees of any AIM affiliates that, in connection with their duties, obtain or are determined by the Advisory Compliance Group to have access to any information concerning recommendations being made by any AIM entity to any of its Clients ("access persons"); and

    .  AIM Funds Trustees.

All individuals covered by the Code are referred to as "Covered Persons."

I. STATEMENT OF FIDUCIARY PRINCIPLES
   _________________________________

The following fiduciary principles govern Covered Persons.

    . the interests of Clients and shareholders of investment company Clients must be placed first at all times and Covered Persons must not take inappropriate advantage of their positions; and

    . all personal securities transactions must be conducted consistent with this Code and in a manner to avoid any abuse of an individual's position of trust and responsibility. This Code is our effort to address conflicts of interest that may arise in the ordinary course of our business.

This Code does not attempt to identify all possible conflicts of interest or to ensure literal compliance with each of its specific provisions. It does not necessarily shield Covered Persons from liability for personal trading or other conduct that violates a fiduciary duty to Clients and shareholders of investment company Clients.

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Section 5 of this Code generally addresses sanctions for violations of this
Code; certain sections of this Code specifically address sanctions that apply to violations of those sections.

II.LIMITS ON PERSONAL INVESTING
   ____________________________

    A. PERSONAL INVESTING

       1. Preclearance of Personal Security Transactions. All Covered Persons
          ______________________________________________
       other than AIM Funds Independent Trustees without knowledge of investment activity) must pre-clear all personal security transactions involving Covered Securities with the Advisory Compliance Group using the automated request system. Covered Securities include all investments that can be made by an AIM entity for its Clients, including stocks, bonds, municipal bonds, short sales, and any derivative such as options. Covered Securities do not include shares of money market funds, government securities, certificates of deposit or shares of mutual funds not advised by AIM. If you are unclear about whether a proposed
       ___
       transaction is a Covered Security, contact the Advisory Compliance Group via email at CodeofEthicsHouston@aiminvestments.com or phone prior to executing the transaction.

       .  Any approval granted to a Covered Person to execute a personal
          ______________________________________________________________
          security transaction is valid for that business day only.
          ________________________________________________________

          The automated review system will review personal trade requests from Covered Persons based on the following considerations:

          . BLACK-OUT PERIOD. AIM does not permit Covered Persons (other than AIM Funds Independent Trustees without knowledge of investment activity) to trade in a Covered Security if a Client has executed a transaction in the same security within the last two days or if there is an order currently with the trading desk. For example, if a Client trades on a Monday, Covered Persons (other than AIM Funds Independent Trustees without knowledge of investment activity) may not be cleared until Thursday.

          . INVESTMENT PERSONNEL. Investment Personnel may not buy or sell a Covered Security seven days before or after a Client trades in that security.

          . DEMINIMUS EXCEPTIONS. The Advisory Compliance Group will apply the following deminimis exceptions in granting preclearance when a Client has recently traded or is trading in a security involved in a Covered Person's proposed personal transaction:

              .  EQUITY DEMINIMIS EXCEPTION. If you do not have knowledge of
                                                    __ ___
                 trading activity in a particular equity security, you may execute up to 500 shares of such security in a rolling 30 day period provided the issuer of such security is included in the Russell 1000 Index. The deminimis exemption is not available to Covered Persons that are assigned to the Investments, Portfolio Administration, Fund Administration, and IT departments.

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       .  FIXED INCOME DEMINIMIS EXCEPTION. If you do not have knowledge of
                                                   __ ___
          trading activity in a particular fixed income security you may execute up to $100,000 of par value of such security. The deminimis exemption is not available to Covered Persons that are assigned to the Investments, Portfolio Administration, Fund Administration, and IT departments.

The automated review system will confirm that there is no activity currently on the trading desk for the security involved in the proposed personal transaction and check the portfolio accounting system to verify that there have been no transactions for the requested security within the last two trading days. For IT and Portfolio Administration personnel, the Advisory Compliance Group will also check the trading activity of affiliates for which such personnel have access to information to verify that there have been no transactions for the requested security within the last two trading days. The Advisory Compliance Group will notify the Covered Person of the approval or denial of the proposed personal transaction. The approval of a personal securities transaction is only
                                                                           ____
valid for that business day. If a Covered Person does not execute the proposed
          ____
securities transaction on the date requested, the Covered Person must resubmit the request again the next day for approval.

Any failure to preclear transactions is a violation of the Code and will be subject to the following potential sanctions:

    . A Letter of Education will be provided to any Covered Person whose failure to preclear is considered immaterial or inadvertent.

    . Repeat violations may result in in-person training, probation, withdrawal of personal trading privileges or termination, depending on the nature and severity of the violations.

       2. Prohibition on Short-Term Trading Profits. Covered Persons (other
          _________________________________________
       than AIM Funds Independent Trustees without knowledge of investment activity) are prohibited from trading in a Covered Security within 60 days at a profit. If a Covered Person (other than AIM Funds Independent Trustees without knowledge of investment activity) trades a Covered Security within the 60 day time frame, any profit from the trade will be disgorged to a charity of AIM's choice. AIM will issue a letter of education to the Covered Person for transactions within the 60 day period that do not generate a profit.

       3. Initial Public Offerings. Covered Persons (other than AIM Funds
          ________________________
       Independent Trustees without knowledge of investment activity) are prohibited from acquiring any security in an equity Initial Public Offering. Exceptions will only be granted in unusual circumstances and must be recommended by the Advisory Compliance Group and approved by the Chief Compliance Officer or General Counsel (or designee) and the Chief Investment Officer.

       4. Brokerage Accounts. Covered Persons (other than AIM Funds Independent
          __________________
       Trustees without knowledge of investment activity) may only maintain brokerage accounts with

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       .  discount broker-dealers that provide electronic feeds of confirms and monthly statements directly to the Advisory Compliance Group,

       .  AIM Broker-dealers, or

       .  full service broker-dealers.

       As a result, Covered Persons (other than AIM Funds Independent Trustees without knowledge of investment activity) must move any existing brokerage accounts that do not comply with this provision as of the date of this amended Code to appropriate broker-dealers within six months of the date of this amended Code. Effective 6 months after the date of this amended Code, Covered Persons (other than AIM Funds Independent Trustees without knowledge of investment activity) may not own shares of AIM Funds that are held at a non-AIM Broker-dealer unless legally required. All Covered Persons (other than AIM Funds Independent Trustees without knowledge of investment activity) must arrange for their broker-dealers to forward to the Advisory Compliance Group on a timely basis, duplicate confirmations of all personal securities transactions and copies of periodic statements for all brokerage accounts, preferably in an electronic format.

       5. Reporting Requirements.
          ______________________

          a. INITIAL HOLDINGS REPORT. All Covered Persons (other than AIM Funds Independent Trustees) must provide to the Advisory Compliance Group an initial holdings report no later than 10 days after the person becomes a Covered Person (the information must be current within 45 days of the date the person becomes a Covered Person). The initial holdings report shall include the following information:

           . The title, number of shares (for equities) and the principal amount (for debt securities) in which the person has direct or indirect Beneficial Ownership;

           . The name of any broker-dealer or bank with which the person maintains an account in which any securities are held for the direct or indirect benefit of the person; and

           .  The date that the report is submitted by the person.

          Independent Trustees of the AIM Funds do not need to make an initial holdings report.

          b. QUARTERLY TRANSACTION REPORTS. All Covered Persons (other than AIM Funds Independent Trustees) must report, no later than 30 days after the end of each calendar quarter, the following information for all transactions in a Covered Security in which a Covered Person has a direct or indirect beneficial interest: This includes any Covered Securities held in a 401(k) or other retirement vehicle.

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           .  The date of all transactions in that quarter, the security name, the number of shares (for equity securities); or the interest rate and maturity date (if applicable) and the principal amount (for debt securities) for each Covered Security;

           .  The nature of the transaction (buy, sell, etc.);

           . The price of the Covered Security at which the transaction was executed;

           .  The name of the broker-dealer or bank executing the transaction;
              and

           . The date that the report is submitted to the Advisory Compliance Group.

          ALL COVERED PERSONS (OTHER THAN AIM FUNDS INDEPENDENT TRUSTEES) MUST SUBMIT A QUARTERLY REPORT REGARDLESS OF WHETHER THEY HAVE EXECUTED TRANSACTIONS DURING THE QUARTER OR NOT. If a Covered Person did not execute transactions subject to reporting requirements during a quarter, the report must include a representation to that effect. Covered Persons need not include transactions made through an Automatic Investment Plan in the quarterly transaction report.

          Additionally, Covered Persons (other than AIM Funds Independent Trustees) must report information on any new brokerage account established by the Covered Person during the quarter for the direct or indirect benefit of the Covered Person (including Covered Securities held in a 401(k) or other retirement vehicle) including:

           .  The date the account was established;

           .  The name of the broker-dealer or bank; and

           . The date that the report is submitted to the Advisory Compliance Group.

          An Independent Trustee of an AIM Fund must report a transaction in a Covered Security in a quarterly transaction report if the trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his/her duties as a trustee of the AIM Fund, should have known that, during the 15-day period immediately before or after the date of the transaction by the trustee, the Covered Security was purchased or sold by the AIM Fund or was being considered by the AIM Fund or AIM for purchase or sale by the AIM Fund or another Client.

          The Advisory Compliance Group may identify transactions by Covered Persons that technically comply with the Code for review based on any pattern of activity that has an appearance of a conflict of interest.

          c. ANNUAL HOLDINGS REPORTS. All Covered Persons (other than AIM Funds Independent Trustees) must report annually the following information, which must

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          be current within 45 days of the date the report is submitted to the
          Advisory Compliance Group:

           . The security and the number of shares (for equities) or the interest rate and maturity date (if applicable) and principal amount (for debt securities) for each Covered Security in which the Covered Person has any direct or indirect Beneficial Ownership;

           . The name of the broker-dealer or bank with or through which the transaction was effected; and

           . The date that the report is submitted by the Covered Person to the Advisory Compliance Group.

          Managed Accounts. Covered Persons must make an annual report with
          ________________
          respect to transactions held in an account over which the Covered Person has granted exclusive discretion to an external money manager. Covered Persons must receive approval from the Advisory Compliance Group to establish and maintain such an account. Covered Persons are not required to pre-clear transactions or submit quarterly reports for such managed accounts; however, Covered Persons with these types of accounts must provide an annual certification that they do not currently and have not in the past exercised direct or indirect Control over the managed accounts.

          Annual Certification. All Covered Persons (other than AIM Funds Independent Trustees) must certify annually that they have read and understand the Code and recognize that they are subject to the Code. In addition, all Covered Persons must certify annually that they have complied with the requirements of the Code and that they have disclosed or reported all personal securities transactions required to be disclosed or reported under the Code. The AIM Funds Trustees, including the Independent Trustees, will review and approve the Code annually.

       6. Private Securities Transactions. Covered Persons (other than AIM Funds
          _______________________________
       Independent Trustees without knowledge of investment activity) may not engage in a Private Securities Transaction without first giving the Advisory Compliance Group a detailed written notification describing the transaction and indicating whether or not they will receive compensation and obtaining prior written permission from the Advisory Compliance Group. Investment Personnel who have been authorized to acquire securities of an issuer in a Private Securities Transaction must disclose that investment to the Advisory Compliance Group and the Chief Investment Officer of AIM when they are involved in a Client's subsequent consideration of an investment in the same issuer. The Client's decision to purchase such securities must be independently reviewed by Investment Personnel with no personal interest in that issuer.

       7. Excessive Short Term Trading in Funds. Employees are prohibited from
          _____________________________________
       excessive short term trading of any mutual fund advised by AIM and are subject to various limitations on the number of transactions as indicated in the respective prospectus.

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B. LIMITATIONS ON OTHER PERSONAL ACTIVITIES

   1. Board of Directorships. Investment Personnel will not serve on the boards
      ______________________
   of directors of either a publicly traded company or any other entity without prior written permission from AIM's Advisory Compliance Group. If the directorship is authorized, the individual will be isolated from others making investment decisions concerning the particular company or entity as appropriate.

   2. Gift Policy. AIM Employees may not give or accept gifts or invitations
      ___________
   of entertainment that may be considered excessive either in dollar value or frequency to avoid the appearance of any potential conflict of interest. Under no circumstances may any Employees give or accept cash or any possible cash equivalent from a broker or vendor.

       . INVITATIONS. AIM Employees must report entertainment with the Advisory Compliance Group on a monthly basis. The requirement to report monthly entertainment includes dinners or any other event with the broker or vendor in attendance.

          Examples of invitations that may be excessive in value include Super Bowl tickets, tickets to All-Star games, hunting trips, or ski trips. An occasional ticket to a sporting event, golf outing or concert when accompanied by the broker or vendor may not be excessive. In all cases, entertainment must be reported to the Advisory Compliance Group.

          Additionally, AIM Employees may not reimburse brokers or vendors for the cost of tickets that would be considered excessive or for travel related expenses without approval of the Advisory Compliance Group.

       . GIFTS. AIM Employees are not required to pre-clear gifts. All gifts given or received must be reported to the Advisory Compliance Group on a monthly basis. AIM Employees are prohibited from accepting the following:

           .  single gifts valued in excess of $100; and

           . gifts from one person or firm valued in excess of $100 during a calendar year period.

   AIM Employees must report all entertainment (breakfast and lunches in the office need not be reported), including dinners with the broker/vendor in attendance, and gifts to the Advisory Compliance Group on a monthly basis.

III.REPORTING OF POTENTIAL COMPLIANCE ISSUES
    ________________________________________

AIM has created several channels for Employees to raise compliance issues and concerns on a confidential basis. An Employee should first discuss a compliance issue with their supervisor, department head or with anyone in the Legal and Compliance Department. Human Resources matters should be directed to the Human Resources Department, an additional anonymous vehicle for reporting such concerns.

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In the event that an Employee does not feel comfortable discussing compliance issues through normal channels, AIM has hired an Ombudsman to serve as a resource to Employees. Employees may convey concerns about business matters they believe implicate matters of ethics or questionable practices to the Ombudsman at 1-888-388-2095. Employees are encouraged to report these questionable practices so that AIM, the Ombudsman or the Compliance Department has an opportunity to address and resolve these issues before they become a more significant regulatory issue.

AMVESCAP PLC and the AIM Funds Boards of Trustees have set up a 1-800 number for Employees to raise any concerns on an anonymous basis. This 1-800 number, 1-866-297-3627, appears on AIM's website. An outside vendor transcribes the calls received on the 1-800 number and forwards the transcripts to the chairman of the Audit Committee of the AIM Funds Boards of Trustees, AIM's General Counsel, the Director of AIM's Fund Administration Group, and to AMVESCAP PLC.

IV.ADMINISTRATION OF THE CODE OF ETHICS
   ____________________________________

AIM will use reasonable due diligence and institute procedures reasonably necessary to prevent violations of this Code.

No less frequently than annually, AIM will furnish to the Boards of Trustees of the AIM Funds, or such committee as it may designate, a written report that:

    . describes significant issues arising under the Code since the last report to the Boards of Trustees, including information about material violations of the Code and sanctions imposed in response to material violations; and

    . certifies that the AIM Funds have adopted procedures reasonably designed to prevent Covered Persons from violating the Code.

V. SANCTIONS
   _________

Upon discovering a material violation of the Code, the Advisory Compliance Group will notify AIM's Chief Compliance Officer (CCO). The CCO will notify the Internal Compliance Controls Committee of any material violations at the next regularly scheduled meeting.

The Advisory Compliance Group will issue a letter of education to the Covered Persons involved in violations of the Code that are determined to be inadvertent or immaterial.

AIM may impose additional sanctions in the event of repeated violations or violations that are determined to be material or not inadvertent, including disgorgement of profits, a letter of censure or suspension, or termination of employment.

VI.EXCEPTIONS TO THE CODE
   ______________________

AIM's Chief Compliance Officer (or designee), together with either one of AIM's General Counsel, Chief Investment Officer, Chief Executive Officer or Chairman, may grant an exception

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to any provision in this Code and will report all such exceptions at the next
Internal Controls Committee meeting.

VII.DEFINITIONS
    ___________

    .  AIM Broker-dealer means either A I M Distributors, Inc. or Fund
       _________________
       Management Company;

    .  Automatic Investment Plan means a program in which regular purchases or
       _________________________
       sales are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation, including dividend reinvestment plans;

    .  Beneficial Ownership has the same meaning as Rule 16a-1(a)(2) under the
       ____________________
       Securities Exchange Act of 1934, as amended ("the '34 Act"). To have a beneficial interest, Covered Persons must have a "direct or indirect pecuniary interest," which is the opportunity to profit directly or indirectly from a transaction in securities. Thus a Covered Person may have Beneficial Ownership in securities held by members of their immediate family sharing the same household (i.e. a spouse and children) or by certain partnerships, trusts, corporations, or other arrangements;

    .  Client means any account for which AIM is either the adviser or
       ______
       sub-adviser;

    .  Control has the same meaning as under Section 2(a)(9) of the Investment
       _______
       Company Act, as amended (the "Investment Company Act");

    .  Covered Person means any full or part time Employee of AIM
       ______________
       or the AIM Funds,; any full or part time Employee of any AIM affiliates that, in connection with his or her duties, obtains or has access to any information concerning recommendations being made by any AIM entity to any of its Clients ("access persons"); and any interested trustee or director of the AIM Funds;

    .  Covered Security has the same meaning as Section 2 (a)(36) of the
       ________________
       Investment Company Act and includes any AIM Fund or other Client that is advised or sub-advised by AIM. An exchange traded funds (ETF) is considered a Covered Security. A Covered Security does not include the following:

       . Direct obligations of the Government of the United States or its agencies;

       . Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

       .  Any open-end mutual fund not advised or sub-advised by AIM; and

       . AMVESCAP PLC stock because it is subject to the provisions of AMVESCAP PLC's Code of Conduct.

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    .  Employee means any full or part time Employee of AIM or the AIM Funds,
       ________
       including any consultant or contractor who AIM's Compliance Department determines to have access to information regarding AIM's trading activity;

       .  Investment Personnel means any Employee who, in connection with
          ____________________
          his/her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Client; and

       .  IT Personnel means any Employee that is designated to work in the
          ____________
          Information Technology Department; and

       .  Fund Account Personnel means any Employee that is designated to work
          ______________________
          in either of the Fund Administration or Portfolio Administration
          Groups;

    .  Independent Trustee means a trustee of a fund who is not an "interested
       ___________________
       person" of the fund within the meaning of Section 2(a)(19) of the Investment Company Act;

    .  Initial Public Offering means an offering of securities registered under
       _______________________
       the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the '34 Act;

    .  Private Securities Transaction means any securities transaction outside
       ______________________________
       the regular course, or scope, of an associated person's employment with a member, including, though not limited to, new offerings of securities which are not registered with the Securities and Exchange Commission, provided however that transactions subject to the notification requirements of Rule 3050 of the NASD's Conduct Rules, transactions among immediate family members (as defined in the interpretation of the Board of Governors on free-riding and withholding) for which no associated person receives any selling compensation, and personal transactions in investment company and variable annuity securities shall be excluded.

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